Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Beam Therapeutics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	Other	3,345,322(2)	$33.82(3)	$113,138,790.04	0.00015310	$17,321.55
Equity	Common stock, $0.01 par value per share	Other	836,330(4)	$28.74(5)	$24,036,124.20	0.00015310	$3,679.93
Total Offering Amounts					$137,174,914.24		$21,001.48
Total Fee Offsets(6)							—
Net Fee Due							$21,001.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, par value $0.01 per share (the “Common Stock”) of Beam Therapeutics Inc. (the “Registrant”) as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents 3,345,322 shares of Common Stock that were automatically added to the shares authorized for issuance under the Beam Therapeutics Inc. 2019 Equity Incentive Plan (the “2019 Plan”) on January 1, 2025 pursuant to an “evergreen” provision contained in the 2019 Plan. The “evergreen” provision provides that on each January 1st from January 1, 2020 through January 1, 2029, the number of shares of Common Stock available for issuance under the 2019 Plan will automatically increase annually in an amount equal to the lesser of (i) 4% of outstanding shares of the Common Stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by the Registrant’s board of directors on or prior to such date.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the Common Stock as reported by the Nasdaq Global Select Market on February 20, 2025.

(4)

Represents 836,330 shares of Common Stock that were automatically added to the shares authorized for issuance under the Beam Therapeutics Inc. Amended and Restated 2019 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2025 pursuant to an “evergreen” provision contained in the ESPP. The “evergreen” provision provides that on each January 1st from January 1, 2020 through January 1, 2029, the number of shares of Common Stock available for issuance under the ESPP will automatically increase annually in an amount equal to the lesser of (i) 1% of outstanding shares of the Common Stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by the Registrant’s board of directors on or prior to such date, up to a maximum of 5,083,204 shares in the aggregate.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on 85% of the average of the high and low prices of the Common Stock as reported by the Nasdaq Global Select Market on February 20, 2025. Under the ESPP, the purchase price of a share of Common Stock is equal to 85% of the fair market value of the Common Stock on the offering date.

(6)	The Registrant does not have any fee offsets.